Exhibit 99.3

Northrop Grumman / Orbital ATK Transaction Overview for Investors and Analysts 18 September 2017 1 Investors - 18Sept2017

Caution Regarding Forward-Looking Statements Investors – 18Sept2017 2 This communication, and any documents to which Orbital ATK refers you in this communication, contains not only historical information, but also forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include the words “forecast,” “expect,” “believe,” “will,” “intend,” “plan,” and words of similar substance. Such forward-looking statements include the expected completion and timing of the proposed transaction and other information relating to the proposed transaction. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or performance to differ materially from those expressed in or contemplated by the forward-looking statements, including the following (i) the risk that the proposed transaction may not be completed in a timely manner or at all, which may adversely affect Orbital ATK’s business and the price of Orbital ATK’s common stock, (ii) the failure to satisfy any of the conditions to the consummation of the proposed transaction, including the receipt of certain governmental and regulatory approvals, (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, (iv) the outcome of any legal proceedings that have been or may be instituted against Orbital ATK related to the merger agreement or the proposed transaction and (v) other risks described in Orbital ATK’s filings with the SEC, such as its Quarterly Reports on Form 10-Q and Annual Report on Form 10-K. Orbital ATK assumes no obligation to update or revise publicly the information in this communication, whether as a result of new information, future events or otherwise, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Northrop Grumman’s Acquisition of Orbital ATK Strong Strategic Fit Between Two Pioneering Aerospace and Defense Companies Complementary Product/Market Portfolio, Key Technologies and Operating Models Customer Benefits from Accelerated Innovation, Expanded Capabilities and Increased Competitiveness Compelling Shareholder Returns With Total Enterprise Value of ~$9.2 Billion All-Cash Stock Purchase for ~$7.8 Billion ($134.50 per OA Share) Net Debt Assumption of ~$1.4 Billion Fully Committed Financing in Place by NOC Transaction Projected to Close in First Half of 2018 Unanimously Approved By Both OA and NOC Boards Closing Subject to OA Stockholder and Government Regulatory Approvals Post-Close Integration Expected to Be Smooth Orbital ATK to Operate as a New Sector Within Northrop Grumman Compatible Values, Cultures, Processes and Outlooks 3 Investors - 18Sept2017

Benefits to All Orbital ATK Stakeholders Investors Compelling Equity Valuation – 25% Premium Above Last 30-Day Trading Average Three-Year Total Shareholder Return of More Than 120% Since February 2015 Merger All-Cash Transaction With Committed Financing and Clear Path to Closing Customers Access to Wider Range of Key Technologies and Industrial Resources, Leading to Enhanced Competitive Offerings in Multiple Existing Product Lines Continuation of New Product Development Programs Retention of Long-Standing Commitment to Merchant Supplier Relationships Employees Greater Technical and Financial Resources to Pursue Larger Space and Defense Opportunities Expanded Career Options as Part of Larger, More Diverse Aerospace and Defense Enterprise Similar Business Environment – Values, Culture, Organization and Processes 4 Investors - 18Sept2017

Growth Opportunities From Combination Increased OA Competitiveness in Current Mission Areas Due to Expanded Capabilities and Greater Efficiency Military and Civil Space Programs Missile Defense Systems Advanced Precision Weapons Integration Other Mission Areas (Some Restricted) Reach-Back Access to NOC’s Enhanced Technical and Industrial Resources to Accelerate Major Product Development Programs Larger Space Launch Vehicles Advanced Ammunition and Gun Systems Satellite Servicing and Other Autonomous Space Systems Opportunities for Increased Intra-Company Sales to Other NOC Sectors 5 Investors - 18Sept2017

Complementary Capabilities and Systems 6 Investors - 18Sept2017 Northrop Grumman Orbital ATK Aircraft Larger Satellites Smaller Satellites Launch Vehicles Propulsion Systems Missiles, Munitions and Ammunition Radars, Sensors and Processing Cyber Systems Logistics and Sustainment

Concluding Points Highly Strategic Transaction That Is Expected to Benefit All Key OA Stakeholders – Customers, Investors and Employees Growth-Oriented Acquisition With Exciting Potential in Multiple Markets Based on Enhanced Capabilities and Increased Competitiveness for Customers Compelling Valuation for OA Stockholders With Fully Committed Financing and Clear Path to Closing Expanded Career Opportunities for OA Employees at All Levels Along With Minimum Disruption Due to Standalone Organization 7 Investors - 18Sept2017

Additional Information Additional Information In connection with the proposed acquisition of Orbital ATK by Northrop Grumman, Orbital ATK will file with the U.S. Securities and Exchange Commission (SEC) and mail or otherwise provide to its stockholders a proxy statement regarding the proposed transaction. Investors and security holders are urged to read the proxy statement and other documents relating to the acquisition when they become available, because they will contain important information about the proposed transaction. Investors and security holders may obtain a free copy of the proxy statement and other documents that Orbital ATK files with the SEC (when available) from the SEC’s website at www.sec.gov and Orbital ATK’s website at www.orbitalatk.com. In addition, the proxy statement and other documents filed by Orbital ATK with the SEC (when available) may be obtained from Orbital ATK free of charge by directing a request to Orbital ATK, Inc., Corporate Secretary, 45101 Warp Drive, Dulles, Virginia, 20166, telephone: (703) 406-5000. Participants in the Solicitation Orbital ATK and its directors and executive officers may be deemed, under SEC rules, to be participants in the solicitation of proxies from Orbital ATK’s stockholders with respect to the proposed acquisition of Orbital ATK by Northrop Grumman. Security holders may obtain information regarding the names, affiliations and interests of such individuals in Orbital ATK’s Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the SEC on April 28, 2017, and its definitive proxy statement for the 2017 annual meeting of stockholders, which was filed with the SEC on June 23, 2017. Additional information regarding the interests of such individuals in the proposed acquisition of Orbital ATK by Northrop Grumman will be included in the proxy statement relating to such acquisition when it is filed with the SEC. These documents may be obtained free of charge from the SEC’s website at www.sec.gov and Orbital ATK’s website at www.orbitalatk.com. 8 Investors - 18Sept2017